UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )

☒ Filed by the Registrant

☐ Filed by a Party other than the Registrant

Check the appropriate box:

☒ Preliminary proxy statement
☐ Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive proxy statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

LEVCOR INTERNATIONAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment Of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price of other underlying value of transaction computer pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials:

☒ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount previously paid: $131.51

(2) Form, Schedule or Registration Statement No.:

Schedule 13E-3

(3) Filing Party:

Levcor International, Inc. and Robert A. Levinson

(4) Date Filed:

June 25, 2008

Levcor International, Inc.
110 West 40th Street
New York, New York 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 27, 2008

          A special meeting (“Special Meeting”) of stockholders of Levcor International, Inc. (the “Company”) will be held on August 27, 2008 at 10:00 a.m. at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022. The purpose of the Special Meeting is:

1.

To approve, subject to final action by the Board of Directors of the Company (the “Board of Directors”), an amendment to the Company’s Amended and Restated Certificate of Incorporation effecting a 1-for-300,000 reverse stock split (the “Reverse Stock Split”) of the common stock of the Company (the “Common Stock”) which would result in (i) holdings prior to such split of fewer than 300,000 shares of Common Stock being converted into a fractional share, which will then be immediately cancelled and converted into a right to receive cash consideration described in the attached Proxy Statement, and (ii) the Company having fewer than 300 stockholders of record and allowing us to deregister the Common Stock under the Securities Exchange Act of 1934 (the “Exchange Act”), and avoid the costs associated with being a public reporting company; and

2.	To transact other business as may properly come before the meeting or any adjournment or postponement of the Special Meeting.

The Board of Directors knows of no other business to be transacted at the Special Meeting.

          Our Board of Directors has designated July 31, 2008 as the record date for determining stockholders entitled to notice of and to vote at the Special Meeting.

          We describe these items of business more fully in the Proxy Statement which we are sending you along with this Notice. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented.

THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY PRESENTATION TO THE CONTRARY IS UNLAWFUL

BY ORDER OF THE BOARD OF DIRECTORS

Robert A. Levinson
Chairman and Chief Executive Officer

August 5, 2008
New York, New York

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD AS PROMPTLY AS POSSIBLE REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Levcor International, Inc.
110 West 40th Street
New York, New York 10018
(212) 354-8500

PROXY STATEMENT

Special Meeting of Stockholders
To Be Held August 27, 2008
10:00 A.M.

          The enclosed Proxy is solicited by our Board of Directors (the “Board of Directors”) of Levcor International, Inc., a Delaware corporation (the “Company”) for use at our Special Meeting of Stockholders to be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022. It is anticipated that this Proxy Statement will be mailed to our stockholders on or about August 5, 2008. References to the “Company,” “us,” “we,” or “our,” refer to Levcor International, Inc.

          Our registered office is located in the State of Delaware, 15 North Street, City of Dover, Delaware 19901, County of Kent. The date on which this Proxy Statement and the enclosed form of proxy will be first sent to stockholders is on or about August 5, 2008.

          The meeting is for the purpose of considering and voting upon a proposal to amend the Company’s Amended and Restated Certificate of Incorporation to effect a 1-for-300,000 reverse stock split (the “Reverse Stock Split”). As a result of the Reverse Stock Split, (a) each stockholder owning fewer than 300,000 common shares of the Company immediately prior to September 3, 2008, the effective date (which we refer to as the “Effective Date”) of the Reverse Stock Split will receive $0.16 in cash, without interest, for each Company common share owned by such stockholder immediately prior to the Reverse Stock Split and will no longer be a stockholder of the Company; and (b) each stockholder of 300,000 or more of the Company shares immediately before the Effective Date of the Reverse Stock Split will continue to hold shares of Company common stock and will receive $0.16 per share of Common Stock in excess of 300,000 shares or multiples thereof before the Reverse Stock Split. The proposed amendment to the Company’s Amended and Restated Certificate of Incorporation is attached as Exhibit B to the accompanying Proxy Statement. The final text of the certificate of amendment is subject to change to the extent required by the Delaware Secretary of State.

          Such other business as may properly come before the Special Meeting or any adjournment or postponement thereof will also be considered. The Board of Directors is not aware of any other business to come before the Special Meeting, and unanimously recommends that you vote “FOR” this proposal.

SUMMARY TERM SHEET

          This summary term sheet, including the “Questions and Answers About the Meeting and Transaction” section that follows, highlights selected information from the attached Proxy Statement for the 2008 Special Meeting of our stockholders and addresses the material terms of the Reverse Stock Split described below. For a complete description of the Reverse Stock Split, you should carefully read the Proxy Statement. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying, the Proxy Statement. References to the “Company,” “us,” “we,” or “our” refer to Levcor International, Inc.

REVERSE STOCK SPLIT; “GOING PRIVATE—GOING DARK”; “PINK SHEET” QUOTATION

          Our Board of Directors has authorized, subject to stockholder approval and subsequent final action by our Board of Directors, a 1-for-300,000 Reverse Stock Split of our Common Stock. Stockholders of record who own fewer than 300,000 shares on September 3, 2008 (the “Effective Date”) of the Reverse Stock Split will receive a cash payment equal to $0.16 per share for each share they hold, as described in more detail in the Proxy Statement. Stockholders of record who own 300,000 or more shares of our Common Stock on the Effective Date will remain stockholders, will continue to hold whole shares and will be entitled to receive cash for their fractional share interests resulting from the Reverse Stock Split. For stockholders who own one or more shares after the Reverse Stock Split, a fractional share will not be issued and they will receive cash for fractional shares in the amount of $0.16 per share of each share of Common Stock in excess of 300,000 shares or multiples thereof before the Reverse Stock Split.

          Based on the 1-for-300,000 ratio of the Reverse Stock Split, we anticipate that following the consummation of the Reverse Stock Split, the Company will have approximately two holders of Common Stock (including Robert A. Levinson), assuming we do not gain stockholders, that is, holders do not accumulate more than 300,000 shares of record as a result of either (i) purchases of Common Stock or (ii) the transfer of shares by beneficial holders from “street name” to record ownership.

          If consummated, the Reverse Stock Split would be part of a plan to cease being a public reporting company, as discussed below, and would be a “going private” transaction under Rule 13e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”). Following the Reverse Stock Split, we would have fewer than 300 holders of record and would be eligible to terminate the registration of our Common Stock under the Exchange Act. We would then cease being a public reporting company, that is, terminate our Exchange Act registration and become a non-reporting company for purposes of the Exchange Act, which we refer to as “going dark”. This will eliminate the significant expense required to comply with public reporting and related requirements including, but not limited to, those imposed on us by the Exchange Act and the Sarbanes-Oxley Act of 2002. Our Board of Directors, including our independent Special Committee, has concluded that the cost associated with being a reporting company is not justified by its benefits in view of the limited trading activity in our Common Stock and our limited ability to access the capital markets, and has determined that the Reverse Stock Split is fair to and in the best interests of our stockholders, including our unaffiliated stockholders. See also the information in the sections “Recommendation of Our Board of Directors” and “Fairness of the Reverse Stock Split.”

          After we “go dark,” our shares may still be quoted in the “Pink Sheets” at www.pinksheets.com, an electronic interdealer quotation service, although it is highly unlikely. The Pink Sheets are not a stock exchange and we do not have the ability to list on, or control whether our shares are quoted on Pink Sheets. The price may exceed the current price on the OTC Bulletin Board (“OTCBB”) to reflect the Reverse Stock Split, but there is no assurance that it will. In addition, the spread between the bid and asked prices of our Common Stock may be wider than on the OTCBB and the liquidity of our shares may be lower. There is no assurance, however, that there will be any Pink Sheets quotations after we “go dark” or that, if such quotations begin they will continue for any length of time.

          The members of our Board of Directors, including Robert A. Levinson (who is deemed to be a controlling stockholder of the Company), have indicated that they intend to vote, or cause to be voted, the shares of our Common Stock that they directly or indirectly control in favor of the Reverse Stock Split. The shares beneficially owned by Mr. Levinson represent approximately 30% of our outstanding Common Stock and approximately 99% of our Preferred Stock, and in the aggregate represent approximately 41% of the outstanding voting power of the Company.

          The Reverse Stock Split is not expected to affect our current business plan or operations, except for the anticipated cost and management time savings associated with termination of our public reporting company obligations.

          If the proposal is approved by the stockholders, our Board of Directors would still retain the authority to determine whether to effect the Reverse Stock Split, notwithstanding the authorization by stockholders. While it is highly unlikely that it would do so, the Board of Directors could elect to delay or even abandon the Reverse Stock Split without further action by stockholders if, in their judgment, new or changed circumstances make the consummation of this transaction no longer in the best interests of the Company’s unaffiliated stockholders.

          If the proposal is approved by the stockholders of the Company and carried out by our Board of Directors, each record holder of less than 300,000 shares of Common Stock immediately before the Reverse Stock Split will receive cash in the amount of $0.16, without interest, for each share held immediately before the Reverse Stock Split and will no longer be a stockholder of the Company.

          Each record holder of 300,000 or more shares of Common Stock immediately prior to the Reverse Stock Split will receive one or more shares for each common share held immediately before the Reverse Stock Split. Shares held by holders of more than 300,000 shares on the Effective Date will receive $0.16 per share of Common Stock in excess of 300,000 shares or multiples thereof before the Reverse Stock Split.

          Our Board of Directors appointed a Special Committee (the “Special Committee”) of two of the Company’s Directors, John McConnaughy, and Giandomenico Picco, both independent outside directors, to review the fairness of the Reverse Stock Split to our unaffiliated stockholders and to approve the price to be paid to those stockholders whose shares are repurchased as a result of the Reverse Stock Split. Based upon the recommendation of the Special Committee, our Board of Directors has set the cash consideration to be paid to the stockholders with less than one share after the Reverse Stock Split as $0.16 per share. As of June 23, 2008, the most recent closing price of our Common Stock was $0.17.

          The Special Committee retained Weiser LLP to provide an opinion as to the fairness to our unaffiliated stockholders, from a financial point of view, of the consideration to be paid in the Reverse Stock Split.

          Our stockholders are not entitled to appraisal rights under either our Amended and Restated Certificate of Incorporation or our Bylaws or under the Delaware General Corporation Law, even if they vote against the Reverse Stock Split.

PROXY SOLICITATION

          The expense of this Proxy solicitation will be borne by us. In addition to solicitation of Proxies by use of the mails, some of our officers and directors may solicit Proxies by telephone, telegraph or personal interview without any additional compensation to them. We will reimburse brokers, nominees, custodians and other fiduciaries for expenses in forwarding Proxy materials to their principals.

GOING PRIVATE TRANSACTION

          The Reverse Stock Split which is the subject of this proxy statement is considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Exchange Act, because, if consummated, it is intended to terminate the registration of our Common Stock under Section 12(g) of the Exchange Act and suspend our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). Consequently, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC. The Schedule 13E-3 is available on the SEC’s website at http://www.sec.gov or from the Company. See “OTHER MATTERS—Where You Can Find More Information” below.

PROXY REVOCATION

          Any stockholder giving a Proxy on the enclosed form may revoke it at any time prior to the exercise thereof by advising our Chief Financial Officer, Pramila Devi Shaheed in writing at 110 West 40th Street, New York New York 10018, by properly executing a later dated Proxy, or by appearing in person and voting at the Special Meeting.

VOTING OF SHARES

          Holders of our outstanding shares of (i) common stock, par value .01 per share (“Common Stock”) and (ii) preferred stock (“Preferred Stock”), of record at the close of business on July 31, 2008 will be entitled to notice of, and to vote at, the Special Meeting and at any adjournment thereof. On that date, there were 5,331,881 shares of Common Stock outstanding and 4,555,007 shares of Preferred Stock outstanding.

          Pursuant to our Amended and Restated Certificate of Incorporation, each stockholder of Common Stock will be entitled to one vote per share. Holders of our outstanding shares of Preferred Stock will be entitled to one vote for every 5 shares of Preferred Stock held. The Common Stock as a class represents approximately 85.4% of the outstanding voting power of the Company, and the Preferred Stock as a class represents approximately 14.6% of the outstanding voting power of the Company. The approval of the Reverse Stock Split requires an affirmative vote of a majority of the voting power of our Common Stock and Preferred Stock collectively as one class of securities. Approval of a majority of unaffiliated stockholders is not required. Abstentions and broker non-votes will be counted for purposes of establishing a quorum only. Only those votes cast for the Reverse Stock Split will be counted as votes in favor or affirmative votes. The presence at the Special Meeting, in person or by proxy, of the holders of a majority of our Common Stock and Preferred Stock collectively as one class of securities outstanding on the record date will constitute a quorum for the meeting. Our Board of Directors urges each stockholder to mark, sign and mail the enclosed Proxy card in the return envelope as promptly as possible.

          Such other business as may properly come before the Special Meeting or any adjustment or postponement thereof will also be considered.

          You are requested to complete and sign the enclosed proxy card, which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Special Meeting in person.

THE REVERSE STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY PRESENTATION TO THE CONTRARY IS UNLAWFUL.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND THE PROPOSALS

Q: WHAT IS THE TIME AND PLACE OF THE ANNUAL MEETING?

A: The Special Meeting will be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022 on August 27, 2008 at 10:00 a.m.

Q: WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A: You are being asked to vote on the approval of a proposed amendment to our Amended and Restated Certificate of Incorporation that will provide for a 1-for-300,000 Reverse Stock Split and to vote on the approval of a proposed amendment to our Amended and Restated Certificate of Incorporation.

Q: WHAT DOES IT MEAN TO “GO DARK” AND WHAT ARE ITS BENEFITS?

A: If the Reverse Stock Split is consummated, we would have fewer than 300 holders of record, and we would be eligible to terminate the registration of our Common Stock under the Exchange Act. That is referred to as “going dark” because we would no longer be required to file Forms 10-K, 10-Q and 8-K with the Securities and Exchange Commission (“SEC”) or make other Exchange Act filings or be required to comply with the requirements of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). After “going dark,” our Common Stock would no longer be quoted on the OTCBB though it might be quoted on the Pink Sheets (www.pinksheets.com) for some period of time. Additionally, shares of our Common Stock could trade in privately negotiated sales. We intend to file a Form 15 with the SEC to apply to terminate the registration of our shares and suspend our filing obligations as soon as possible after the completion of the Reverse Stock Split. Deregistration of our shares will be effective 90 days after filing the Form 15.

The benefits to us delisting and deregistering include:

•	Eliminating the costs associated with filing documents under the Exchange Act with the SEC;

•	Eliminating the costs of compliance with Sarbanes-Oxley and related regulations;

•	Reducing the direct and indirect costs of administering our stockholder accounts and responding to stockholder requests;

•

Affording our stockholders who hold fewer than 300,000 shares immediately before the Reverse Stock Split the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs and the risk of selling their shares on the OTCBB; and

•	Permitting our management to focus its time and resources on our long-term business goals and objectives.

Q: WHAT ARE THE DISADVANTAGES TO “GOING DARK”?

A: Some of the disadvantages include:

•

Stockholders owning fewer than 300,000 shares of our Common Stock immediately before the Reverse Stock Split will not have an opportunity to liquidate their shares after the Reverse Stock Split at a time and for a price of their own choosing; instead, they will be cashed out and will no longer be our stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

•

Stockholders holding 300,000 or more shares of our Common Stock following the Reverse Stock Split, otherwise referred to as Continuing Stockholders will no longer have available all of the information regarding our operations and results that is currently available in our filings with the SEC and the market for our shares may be less liquid as we will no longer be quoted on the OTCBB;

•

We may have less flexibility in attracting and retaining executives and other employees because equity compensation plans and equity-based incentives (such as stock options, if we ever choose to use them) tend not to be viewed as having the same value in a non-reporting company;

•	We will be less likely to be able to use shares of our Common Stock to acquire other companies; and

•	We will have less ability to access the capital markets.

See “Fairness of the Reverse Stock Split.”

Q: IS THERE A METHOD TO PREVENT THE NUMBER OF HOLDERS OF RECORD FROM REACHING 300, THEREBY MAKING US A REPORTING COMPANY AGAIN?

A: Unless our assets come to exceed $10 million at the end of a fiscal year, we would not have to re-register under the Exchange Act unless the number of holders of record of our Common Stock went above 500 holders. After the 1−to−300,000 Reverse Stock Split is effected and the shares of all stockholders who then have only fractional shares are eliminated, we may choose to repurchase additional shares of Common Stock from some of our Continuing Stockholders to ensure that the Company is not required to again register the Common Stock under the Exchange Act. For example, if shares of Common Stock are proposed to be transferred by a Continuing Stockholder and such proposed transfer would cause the number of holders of record of our Common Stock to equal or exceed the 300 or 500 stockholder limit, whichever applies, the Company might seek to repurchase the offered shares. In such an event, the price paid by the Company for the shares pursuant to this option would be the market value for such shares.

Q: WHAT ARE SOME OF THE REASONS FOR DELISTING AND DEREGISTERING NOW?

A: Our Special Committee and Board of Directors believe that we currently derive no material benefit from our status as a public reporting company. The low trading volume in our Common Stock has not provided significant liquidity to our stockholders. Our Board of Directors does not expect that we will use our shares of Common Stock as consideration for acquisitions or other transactions in the foreseeable future, and we have no present intention of raising capital through a public offering. The low trading volume has historically resulted in limited liquidity when actual trades are made, leading to arbitrary and unfair treatment of stockholders buying and selling Common Stock. All of these factors, when considered in the context of the existing and anticipated increases in the costs of being publicly held on account of Section 404 of Sarbanes—Oxley, make this an especially appropriate time to deregister our Common Stock.

Q: AS A STOCKHOLDER, WHAT WILL I RECEIVE IN THE TRANSACTION?

A: If the Reverse Stock Split is consummated and if you own of record fewer than 300,000 shares of our Common Stock immediately before the Reverse Stock Split, you will receive cash equal to the fair market value, without interest, of the shares of Common Stock that you own and you will cease to be our stockholder. The fair value determined by the Special Committee to be received for fractional shares will be equal to $0.16 per share owned prior to the Reverse Stock Split.

Q: IF I OWN FEWER THAN 300,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER AFTER THE TRANSACTION?

A: If you currently own of record fewer than 300,000 shares of our Common Stock, you can continue to be our stockholder after the Reverse Stock Split by purchasing in the open market or in privately negotiated transactions sufficient additional shares to cause you to own as a record owner a minimum of 300,000 shares in a single account immediately before the Effective Date of the Reverse Stock Split. However, we cannot assure you that any shares will be available for purchase.

Q: IS THERE ANYTHING I CAN DO TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION IF I CURRENTLY OWN MORE THAN 300,000 SHARES?

A: If you currently own of record 300,000 or more shares, you can receive cash for shares you own as of the Effective Date if you reduce your ownership of our Common Stock in each of your account(s) to fewer than 300,000 shares by selling such shares in the open market or otherwise transferring them to separate accounts holding less than 300,000 shares. We cannot assure you that any purchaser for your shares will be available. If you do currently own in excess of 300,000 shares, if you instruct your nominee to separate your accounts and you wish to receive cash, we will work with your nominee to the extent possible to ensure that you receive cash. Your nominee is not legally obligated to follow our instructions, therefore we encourage you to contact them for more information.

Q: WHAT HAPPENS IF I OWN A TOTAL OF 300,000 OR MORE SHARES BENEFICIALLY, BUT I HOLD FEWER THAN 300,000 SHARES OF RECORD IN MY NAME AND FEWER THAN 300,000 SHARES WITH MY BROKER IN “STREET NAME”?

A: If you hold shares of Common Stock in “street name” through a nominee (such as a broker or a bank), the effect of the Reverse Stock Split on your shares of Common Stock may be different than for record holders. Your nominee may or may not effect the Reverse Stock Split on your shares of Common Stock held in street name. The Company intends for the Reverse Stock Split to affect stockholders holding Common Stock through a nominee (such as a broker or bank) in the same way as those holding shares in a record account and nominees will be asked to effect the Reverse Stock Split for their beneficial owners. We plan to work with nominees to treat stockholders holding shares in street name in the same manner as other stockholders to allow the cash out in the Reverse Stock Split of shares held in street name in accounts holding fewer than 300,000 shares. Your nominee, however, is not legally obligated to follow our instructions or to work with us to effect the Reverse Stock Split with respect to shares held by you in street name. To determine the Reverse Stock Split’s effect on any shares you hold in street name, you should contact your nominee. To ensure that your shares may be subject to the Reverse Stock Split you should ask your nominee to have your shares taken out of street name and registered directly in your name. We urge you to contact your nominee to determine how the split transaction will affect you.

Q: WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO ME?

A: Stockholders who do not receive any cash as a result of the Reverse Stock Split should not recognize any gain or loss as a result of the Reverse Stock Split. The tax basis and holding period for such stockholders in their shares of our Common Stock should remain unchanged after the Reverse Stock Split. Stockholders who will be paid cash for their shares of our Common Stock as a result of the reverse split will generally recognize capital gain or loss for federal income tax purposes. Such gain or loss will be measured by the difference between the cash received by such stockholder and the aggregate adjusted tax basis of the shares of Common Stock held. To review the material tax consequences of the Reverse Stock Split in greater detail, please read the discussion under the section “Federal Income Tax Consequences” and stockholders should discuss the effect of this reverse split with their own tax advisor.

Q: AM I ENTITLED TO APPRAISAL RIGHTS?

A: Under the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws, our stockholders are not entitled to appraisal rights. We are not aware of any similar rights available under any applicable law, regulation, custom or contract to security holders who object to the transaction.

Q: WHAT IS THE VOTING RECOMMENDATION OF OUR BOARD OF DIRECTORS?

A: The Special Committee has determined that the Reverse Stock Split is in the best interests of our unaffiliated stockholders and based upon its recommendations, our Board of Directors has therefore unanimously approved the Reverse Stock Split and recommends that you vote “FOR” approval of this matter at the Special Meeting. See the information in the section “Special Factors - Recommendation of our Board of Directors.”

Q: WERE THERE ADDITIONAL FACTORS SUPPORTING OUR BOARD’S DETERMINATION TO RECOMMEND APPROVAL OF THE REVERSE STOCK SPLIT?

A: In addition to considering the advantages and disadvantages of the Reverse Stock Split discussed above, our Board of Directors based its recommendation to approve such transaction on the financial presentations and opinion of Weiser LLP, the financial advisor retained in connection with the Reverse Stock Split, and our Special Committees’ discussions and conclusions about the fairness to our unaffiliated stockholders, from a financial point of view, of the proposed fair market value to be paid to holders who own fewer than 300,000 shares of our Common Stock immediately before the Effective Date.

Q: WHAT IS THE TOTAL COST TO US OF THE REVERSE STOCK SPLIT?

A: We estimate that the total cash outlay related to the Reverse Stock Split will be approximately $800,417, of which we will pay approximately $535,417 to cash out fractional shares, based upon the value determined to be fair by our Special Committee, and approximately $265,000 in legal fees, fees payable to our financial advisor and other fees and expenses to effect the proposed transaction. This amount could be larger or smaller if the number of stockholders with fewer than 300,000 shares immediately before the Reverse Stock Split changes as a result of purchases, sales or other transfers of our Common Stock. This amount will be funded by cash available and, if required, by an advance to us from Robert A. Levinson, the Company’s President and Chief Executive Officer and a significant stockholder. See “Special Factors – Costs/Source of Funds and Expenses.”

Q: WHAT SHARES CAN I VOTE?

A: You may vote all shares of our Common Stock and Preferred Stock that you own as of the close of business on the record date, which is July 31, 2008. These shares include (1) shares held directly in your name as the “holder of record,” and (2) shares held for you in “street name” as the “beneficial owner” through a nominee (such as a broker or bank). Nominees may have different procedures and, if you own shares in street name, you should contact them prior to voting.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the Reverse Stock Split is approved by our stockholders and effectuated by our Board of Directors, then on September 3, 2008, each certificate representing a share of our Common Stock outstanding immediately prior to the Reverse Stock Split will be deemed to evidence either a lower number of shares of new Common Stock or the right to receive cash in lieu of a fractional share resulting from the Reverse Stock Split. Each stockholder who owns fewer than 300,000 shares of record on September 3, 2008 will not have any rights with respect to the Common Stock and will have only the right to receive cash in lieu of the fractional share to which he or she would otherwise have been entitled. As soon as reasonably practicable after the Reverse Stock Split, we will send a letter of transmittal to our stockholders whose shares were converted into the right to receive cash in the Reverse Stock Split (i.e., those stockholders who own fewer than 300,000 shares as of September 3, 2008). These letters would instruct the stockholders to return their stock certificates to us in exchange for their cash payment. Stockholders that would continue as stockholders after the Reverse Stock Split (i.e., those stockholders who own at least 300,000 shares as of September 3, 2008) would retain their current stock certificates.

If certificates evidencing Common Stock have been lost or destroyed, we may, in our sole discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder must submit, in addition to other documents, a bond or other security satisfactory to the Board indemnifying us and all other persons against any losses incurred as a consequence of the payment of cash in lieu of fractional shares. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to stockholders after the Reverse Stock Split becomes effective (if approved and effectuated by our Board of Directors). Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the payment of cash in lieu of fractional shares. We will bear these costs. The letter of transmittal will be sent to the appropriate stockholders promptly after the Effective Date of the Reverse Stock Split. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Q: CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A: Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Special Meeting. You may vote by signing your proxy card or, for shares held in “street name,” by signing the voting instruction card included by your broker or nominee and mailing it in the enclosed, preaddressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Q: CAN I CHANGE MY VOTE?

A: You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may change your vote by signing a new proxy card bearing a later date (which automatically revokes the earlier dated proxy card) or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not cause our previously signed proxy card to be revoked unless you specifically so request. For shares held beneficially by you in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

Q: WHAT ARE THE VOTING REQUIREMENTS TO APPROVE THE REVERSE STOCK SPLIT?

A: Approval of the Reverse Stock Split will require the affirmative vote of a majority of the outstanding voting power of our Common Stock and Preferred Stock collectively as one class of securities.

Q: HOW ARE VOTES COUNTED?

A: You may vote “FOR,” “AGAINST” or “ABSTAIN” on the Reverse Stock Split. If you “ABSTAIN” on the proposal to approve the Reverse Stock Split, it has the same effect as a vote “AGAINST.” If you sign and date your proxy card with no further instructions, your shares will be voted “FOR” the approval of the Reverse Stock Split.

Q: WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A: We will announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K filed with the SEC and by amending the Schedule 13E-3 filed in connection with the Reverse Stock Split.

Q: IF THE TRANSACTION IS APPROVED BY OUR STOCKHOLDERS, MUST IT BE CONSUMMATED BY OUR BOARD OF DIRECTORS?

A: No. Our Board of Directors may abandon the Reverse Stock Split at any time or may proceed with it at any time without further notice to or action on the part of our stockholders.

Q: HOW WILL WE OPERATE AFTER THE TRANSACTION?

A: If the Reverse Stock Split is consummated, and assuming that we have fewer than 300 holders of record after the transaction, we will delist, deregister and no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to reporting companies. We do not anticipate that the Reverse Stock Split will have an effect on the conduct of our business. We expect our business and operations to continue as they are currently being conducted.

SPECIAL FACTORS

Background Of The Proposal

          In recent years, our Common Stock has attracted only limited market research attention. There has been low trading volume, resulting in an inefficient market for our shares. Due to the low trading volume and our small market capitalization we do not have the ability to use our Common Stock as a significant part of our employee compensation and incentives strategy or as consideration for acquisitions. Our Board of Directors does not foresee opportunities to raise capital through sales of equity or debt securities in a public offering. Also, our Board of Directors has determined that given our size and the absence of sustained interest by securities research analysts and other factors, we have not enjoyed the appreciable enhancement in company image that usually results from being a public company.

          We incur substantial direct and indirect costs associated with compliance with the Exchange Act’s filing and reporting requirements imposed on reporting companies. The cost of this compliance has increased significantly with the implementation of the provisions of Sarbanes-Oxley, including but not limited to, significant costs and burdens of compliance with the internal control audit requirements of Section 404 of Sarbanes-Oxley. We expect to incur substantial costs associated with these procedures unless we delist and deregister. We have also incurred substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings.

          In light of these circumstances, our Board of Directors believes that it is in our best interest to undertake the Reverse Stock Split, enabling us to deregister our Common Stock under the Exchange Act. Deregistering will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act and Sarbanes-Oxley.

History Of The Proposal

          Our Board of Directors began considering the issues that led to this proposal in 2006. At that time, officers and directors began to evaluate whether we were achieving the benefits of being a publicly traded company when weighed against the costs of maintaining our public reporting obligations, coupled with the limited liquidity and trading volatility associated with the limited trading volume of our Common Stock. While these issues had been discussed by individual members of the Board of Directors from time to time for several years, no formal consideration of taking steps to deregister the Company’s Common Stock were considered by the Board of Directors until late 2007.

          On February 28, 2008, the Board of Directors had a meeting discussing the significant costs associated with being a public company including but not limited to directors and officers insurance, accounting fees, legal fees, transfer agent fees and Exchange Act filing fees. The Board discussed the various options the Company could pursue in connection with alleviating such costs. It was determined at that time that the best way to alleviate the costs associated with being a public company would be to effectuate a Reverse Stock Split combined with the payment of cash consideration in lieu of fractional shares held by stockholders to reduce the record number of holders of Company Common Stock to less than 300. The Board of Directors appointed John McConnaughy and Giandomenico Picco; two independent directors, as a Special Committee to consider whether the proposed Reverse Stock Split would be in the best interests of the Company and would be substantively and procedurally fair to all the Company’s stockholders and, in particular to evaluate the fairness of the Reverse Stock Split to the Company’s unaffiliated stockholders who would receive a cash payment for their shares after the Reverse Stock Split. The Special Committee was also created to determine a fair price for cashing out fractional shares in connection with the Reverse Stock Split. Mr. McConnaughy and Mr. Picco were selected because they are the only directors whom are deemed to be independent of the Company and of all its affiliates. The Board so assessed their independence because, during their entirety of their terms as directors, neither has received any compensation from any affiliate of the Company, has never engaged in any transaction of any kind with the Company (other than option grants awarded to Mr. McConnaughy) and have, in the Board’s view, always acted as independent, disinterested directors of the Company.

          The Board of Directors also determined that it would not require a separate vote of disinterested or unaffiliated stockholders. The Board of Directors reached such conclusion based on the fact that the Special Committee would evaluate the fairness of the Reverse Stock Split to the Company’s unaffiliated stockholders, thus representing their interests. The Company has a large number of unaffiliated stockholders of record which it has been unable to locate. As it is anticipated that a large percentage of unaffiliated stockholders will not be voting their shares, the Board of Directors determined that it would not be fair to permit the Reverse Stock Split to be decided by a plurality of the number of unaffiliated stockholders.

          The Special Committee appointed Weiser LLP to determine the fairness of the Reverse Stock Split. Weiser LLP conducted a discounted cash flow analysis, comparable acquisition analysis, asset based analysis, control premium analysis and comparable company analysis in rendering its fairness opinion in connection with the Company’s Common Stock.

          On May 19, 2008, Messrs McConnaughy and Picco met to review and consider alternatives to the Reverse Stock Split and the terms of the Reverse Stock Split proposal, including but not limited to:

(i)	the current and projected costs of remaining a public company,

(ii)	the relationship of the Company’s revenues to those costs,

(iii)	the cash needed to effect a Reverse Stock Split,

(iv)	whether the most appropriate split would be a 1-for-300,000 reverse split or some other number,

(v)	the out of pocket expenses involved in a Reverse Stock Split or another going private transaction,

(vi)	the current and historical market prices for the Company’s stock on the OTCBB at a price similar to the quoted market price, especially for odd lot stockholders, and

(vii)	the effect on those unaffiliated stockholders who would be either cashed out or continue as minority stockholders after the split.

          The Special Committee met with representatives of Weiser LLP to discuss the valuation of the Company and the range of the fair prices of its Common Stock in the Reverse Stock Split which range between $0 and $0.26 per share depending upon various valuation methods. It was reported to the Special Committee that Robert A. Levinson had mentioned he believed a price of $0.10 per share was an appropriate valuation. The Special Committee then met privately with Mr. Levinson and discussed the findings of Weiser LLP with him, after which Mr. Levinson agreed that a price of $0.16 per share was a fair price. On the basis of those discussions, Messrs. McConnaughy and Picco concluded that a price equal to $0.16 per share was a fair price at which to effectuate the Reverse Stock Split. At the conclusion of the meeting, the Special Committee concluded that:

          (a)      the Reverse Stock Split would be in the best interests of the Company as a whole;

          (b)      the Reverse Stock Split with a cashout valuation of $0.16 per share would be substantively and procedurally fair to all of the Company’s unaffiliated stockholders, including unaffiliated stockholders who receive a cash payment for their shares after the Reverse Stock Split as well as those unaffiliated stockholders who would remain stockholders after the split; and

          (c)      the amount of cash consideration to be paid to the unaffiliated stockholders who would be cashed out after the Reverse Stock Split based upon the recommendation in the Weiser LLP report of its valuation of the Company was fair to those stockholders since it was higher than the amount which those stockholders would be likely to obtain by a sale in trading markets, if any such sale could even be effected as a result of the illiquid market for the shares. Additionally, Weiser LLP reported that based on their analyses the Company’s Common Stock is worthless and has little or no value. The Special Committee immediately reported its findings to the Board of Directors and recommended to the Board of Directors that the Company effect a 1-for-300,000 Reverse Stock Split and repurchase for cash the share of those stockholders who hold less than one whole share after the Reverse Stock Split at a price equal to the bid price on May 19, 2008 of $0.16 per share.

          Our Board of Directors then met and after discussing the Weiser LLP opinion and the results of the meeting of the Special Committee, the Board of Directors unanimously agreed with the recommendation of the Special Committee that the increasing costs of operating as reporting company warranted deregistering our shares of Common Stock and that the most viable method to achieve that deregistration was a Reverse Stock Split. Additionally, in light of the fact that (a) the Company is solely dependent on the ongoing financial support of Robert A. Levinson, the Company’s President and Chief Executive Officer and a majority Stockholder (owning approximately 30% of the Common Stock and approximately 99% of the Preferred Stock of the Company), and (b) the historically limited trading activity of the Company’s Common Stock supported the conclusion that the Company needs to effectuate a Reverse Stock Split. In addition, after considering the conclusions of the Special Committee, our Board of Directors unanimously and independently determined that the terms of the Reverse Stock Split were substantively and procedurally fair to all of our unaffiliated stockholders, including but not limited to those who would be cashed out after the Reverse Stock Split, because the amount to be paid to them was almost certainly greater than the amount that they could have reasonably expected to receive from a public or private fair market value sale of their stock in the foreseeable future. Accordingly, at a meeting held on June 19, 2008, our Special Committee and then our Board of Directors approved the final terms of the Reverse Stock Split and called the Special Meeting for a stockholder vote on the transaction.

Purpose Of The Proposal

          The primary purpose of the Reverse Stock Split is to enable us to reduce the number of our holders of record to fewer than 300. This will allow:

•	termination of the registration of our Common Stock under the Exchange Act and suspension of our duties to file periodic reports with the SEC and comply with Sarbanes-Oxley;

•	elimination of the administrative burden and expense of maintaining small stockholders’ accounts; and

•	liquidation by small stockholders of their shares of our Common Stock at a fair price, without having to pay brokerage commissions.

Structure Of The Proposal

          Our Board of Directors has approved the submission of the Reverse Stock Split and recommends the transaction for your approval. Our Board of Directors has, however, retained the final authority to determine if and when to file the amendment to our Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware in order to effectuate the amendments. Notwithstanding authorization of the proposed transaction by our current stockholders, our Board of Directors may abandon the Reverse Stock Split at any time without further action by our stockholders, or may file the amendment at any time without further notice to or action by our stockholders. However, the Board of Directors believes that the proposal should be acted on before it becomes “stale,” and it expects to make this decision promptly within 60 days after approval by the stockholders.

          As of June 12, 2008 there were approximately 5,331,881 shares of our Common Stock outstanding and approximately 6,299 holders of record. As of such date, approximately 6,297 holders of record held fewer than 300,000 shares of our Common Stock. As a result, we believe that the Reverse Stock Split will reduce the number of our holders of record to approximately three, while reducing the number of outstanding shares to approximately six.

Effects On Stockholders With Fewer Than 300,000 Shares Of Common Stock

          If the Reverse Stock Split is implemented, stockholders holding fewer than 300,000 shares of our Common Stock immediately before the Reverse Stock Split, sometimes referred to as Cashed Out Stockholders, will:

•	not receive a fractional share of Common Stock as a result of the Reverse Stock Split;

•	receive cash equal to $0.16 per share of our Common Stock which they held immediately before the Reverse Stock Split in accordance with the procedures described in this proxy statement;

•	not be required to pay any service charges or brokerage commissions in connection with the Reverse Stock Split;

•	not receive any interest on the cash payments made as a result of the Reverse Stock Split; and

•	have no further ownership interest in our Company and no further voting rights.

          Cash payments to Cashed Out Stockholders as a result of the Reverse Stock Split will be subject to income taxation. For a discussion of the federal income tax consequences of the Reverse Stock Split, please see the section of this proxy statement entitled “Federal Income Tax Consequences.”

          If you do not currently hold at least 300,000 shares of Common Stock in a single account and you want to continue to hold shares of our Common Stock after the Reverse Stock Split, you may be able to accomplish this by taking any of the following actions:

          1.      Purchasing a sufficient number of additional shares of our Common Stock in the open market or privately and having them registered in your name and consolidated with your current record account, if you are a record holder, or having them entered in your account with a nominee (such as your broker or bank) in which you hold your current shares so that you hold at least 300,000 shares of our Common Stock in your account, and instructing your nominee to have your shares transferred into your name as record holder prior to the Effective Date of the Reverse Stock Split; or

          2.      If you hold an aggregate of 300,000 or more shares in two or more accounts, consolidating your accounts so that you hold at least 300,000 shares of our Common Stock in one account, and immediately before the Effective Date.

          However, there is no assurance that there will be shares available for purchase to enable you to continue being a stockholder of the Company, or that your nominee or the Company’s transfer agent will comply with instructions to transfer or establish record ownership within any time frame specified in such instructions. You will have to act far enough in advance so that the purchase or transfer of any shares of our Common Stock and/or consolidation of your accounts containing shares of our Common Stock is completed by the close of business prior to the Effective Date. You are urged to contact your nominee in advance of the Special Meeting and to ask them how the Reverse Stock Split will affect your shares.

Effects On Stockholders With 300,000 Or More Shares Of Common Stock

          If the Reverse Stock Split is consummated, stockholders holding 300,000 or more shares of our Common Stock immediately before the Reverse Stock Split, otherwise referred to as Continuing Stockholders, will:

•	continue to be our stockholders and will be the only persons entitled to vote as stockholders after the consummation of the Reverse Stock Split;

•	will receive $0.16 per share of Common Stock in excess of 300,000 shares or multiples thereof; and

•

likely experience a reduction in liquidity (which may be significant) with respect to their shares of our Common Stock, because if our Common Stock continues to be quoted (which is highly unlikely), it will only be quoted in the Pink Sheets, which is a less widely followed quotation service than the OTCBB. Even if our Common Stock is quoted in the Pink Sheets after the Reverse Stock Split, of which there can be no assurance, there may be no trading market at all in our Common Stock. In order for our Common Stock to continue to be quoted in the Pink Sheets after the split, a number of brokerage firms must elect to act as a market maker for our Common Stock and sponsor our shares. However, because we will not file reports with the SEC, there can be no assurance that any brokerage firm will be willing to act as a market maker for our shares of Common Stock.

          If you currently own more than 300,000 shares and you want to be cashed out and no longer want to be a stockholder of the Company, you may get cashed out by reducing your ownership of shares to less than 300,000 shares held in each of your accounts prior to the Reverse Stock Split.

Effects On The Company

          If consummated, the Reverse Stock Split will affect the registration of our Common Stock under the Exchange Act, as we intend to apply for termination of such registration as soon as practicable after the consummation of the Reverse Stock Split.

          We have no current plans to issue additional shares of our Common Stock after the Reverse Stock Split, but we reserve the right to do so at any time and from time to time at such prices and on such terms as our Board of Directors determines to be in our best interest. Continuing Stockholders will not have any preemptive or other preferential rights to purchase any shares of our Common Stock that we may issue in the future, unless such rights are specifically hereafter granted.

          After the Reverse Stock Split has been consummated, we may, from time to time, repurchase shares of our Common Stock pursuant to a share repurchase program, in privately negotiated sales or in other transactions. The timing of any such repurchase will depend on a number of factors, including our financial condition, operating results and available capital at the time. In addition, we may at our option at various times in the future repurchase shares of Common Stock in order to insure that the number of our holders of record is less than 300. We cannot predict the likelihood, timing or prices of such purchases and they may well occur without regard to our financial condition or available cash at the time.

Schedule 13e-3 Filing

          The Reverse Stock Split is considered a “going private” transaction, as defined in Rule 13e-3 promulgated under the Exchange Act, because it is intended to terminate the registration of our Common Stock under the Exchange Act and suspend our duty to file periodic reports with the SEC. Consequently, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC.

Advantages Of The Proposal

          Cost Savings

          The costs of being a public reporting company have increased as a result of the internal control assessment and audit requirements of Section 404 and other requirements imparted by Sarbanes-Oxley, and the costs of our remaining a public reporting company are expected to increase substantially in the near future. Legislation such as Sarbanes-Oxley will continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company. It will increase audit fees and other costs of compliance, such as outside securities legal counsel fees, as well as outside director fees and potential liability faced by our officers and directors. We also incur substantial indirect costs as a result of, among other things, our management’s time expended to prepare and review our public filings.

          Our Board of Directors believes that by deregistering our shares of Common Stock and suspending our periodic reporting obligations, we will realize annual cost savings of approximately $275,000. These estimated annual cost savings reflect, among other things: (i) a reduction in audit, legal and other fees required for publicly held companies, (ii) the elimination of various internal costs associated with filing periodic reports with the SEC, and (iii) the reduction or elimination of various clerical and other expenses associated with being a public company.

          The cost savings figures set forth above are only estimates. The actual savings we realize from the transaction may be higher or lower than such estimates, depending, among other things, on how promptly we consummate the Reverse Stock Split. Estimates of the annual savings to be realized are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that are reflected in our financial records and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our public reporting company status. In some instances, management’s cost saving expectations were based on information provided or upon verifiable assumptions.

Opportunity For Cashed Out Stockholders To Sell Their Holdings At Or Above The Current Market Trading Price, Without Brokerage Fees Or Commissions

In connection with the Reverse Stock Split, our Board of Directors determined that a fair price for this transaction to Cashed Out Stockholders is $0.16 per share, the fair value as set forth in the section “Effects On Stockholders With Fewer Than 300,000 Shares Of Common Stock” of this proxy statement, because it provides them an opportunity to liquidate their holdings at a fair price without brokerage commissions in an illiquid market, and based upon the valuations included in the Weiser LLP report of its valuation of the Company.

Operational Flexibility

          Another advantage of effectuating the Reverse Stock Split relates to operational flexibility. Our Board of Directors believes that consummating the Reverse Stock Split and ending our status as a public reporting company would enable management to concentrate its efforts on our long-term growth, free from the constraints of public ownership. Our Board of Directors believes that we will benefit more if the Corporation’s business decisions can be made with a view toward long-term growth and with less emphasis on the effect of decisions upon the short-term earnings and the consequent short-term effect of such earnings on the market value of our Common Stock.

Disadvantages Of The Proposal

          Holders of less than 300,000 shares of record will be forced to give up their shares and accept cash consideration. The Reverse Stock Split of 1-for-300,000 will force Stockholders who own less than 300,000 shares of record to be cashed out at a price of $0.16 per share which was fixed by the Special Committee and the Board of Directors. Stockholders will have no choice other than to vote against the proposed Reverse Stock Split, but if the reverse split is approved, the stockholders will be forced to sell at a price of $0.16 per share.

Substantial Or Complete Reduction Of Public Sale Opportunities For Our Stockholders

          Following the transaction, we anticipate that the market for shares of our Common Stock will be less active and may be eliminated altogether. Our stockholders may no longer have the option of selling their Common Stock in a public market. While shares may be quoted in the pink sheets, any such market for our Common Stock may be highly illiquid after the suspension of our periodic reporting obligations.

Loss Of Certain Publicly Available Information

          Upon terminating the registration of our Common Stock under the Exchange Act, our duty to file periodic reports with the SEC would be suspended. The information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated our registration. Upon the suspension of our duty to file reports with the SEC, investors seeking information about us may have to contact us directly to request such information. We cannot assure you that we will provide the requested information to an investor. While our Board of Directors acknowledges the circumstances in which such termination of publicly available information may be disadvantageous to some of our stockholders, our Board of Directors believes that the overall benefit to the Company of no longer being a public reporting company substantially outweighs the disadvantages thereof.

          As the Corporation will no longer be subject to certain liability provisions of the Exchange Act and officers will no longer have to make the certifications required by Sarbanes-Oxley, stockholders could find that the information provided to them is more limited and that their recourse for alleged false or misleading statements is also more limited. See also “Special Interests of Affiliated Persons in the Transaction.”

Possible Significant Decline In The Value Of Our Shares

          As a result of the limited liquidity in our Common Stock following the consummation of the transaction and the diminished opportunity for our stockholders to monitor actions of our management due to the lack of certain public information, Continuing Stockholders may experience a significant decrease in the fair market value of their shares of our Common Stock.

Inability To Participate In Any Future Increases In Value Of Our Common Stock

          Cashed Out Stockholders will have no further financial interest in the Corporation and thus will not have the opportunity to participate in any potential appreciation in the value of our shares, including without limitation if we were to become profitable or if we were to become a public reporting company again in the future. Our Board of Directors determined that this factor does not make the transaction unfair to our unaffiliated stockholders, because those stockholders also are being cashed out and being paid a fair price for their shares. Also those stockholders who wish to remain stockholders after the Reverse Stock Split may be able to do so by acquiring additional shares so that they own at least 300,000 shares of our Common Stock before the Reverse Stock Split.

Opinion Of Financial Advisor

          The Special Committee retained Weiser LLP to act as the financial advisor and requested that it evaluate the fairness, from a financial point of view, of the Reverse Stock Split to our public stockholders, by which we mean our unaffiliated stockholders. Weiser LLP has significant experience in providing valuation services. On May 19, 2008 Weiser LLP delivered a presentation to the Special Committee which set forth the studies, analyses and conclusions described below. A copy of this presentation has been filed with the SEC as Exhibit (c)(2) to the Schedule 13E-3 filed concurrently with this proxy statement. See “Other Matters – Where You Can Find More Information” below. On June 19, 2008 Weiser presented its fairness opinion, dated as of May 19, 2008, to the Special Committee. A copy of Weiser LLP’s fairness opinion is attached hereto as Exhibit B.

          Weiser LLP is a regional accounting firm organized in New York. Weiser LLP is a full service accounting and consulting firm with over 500 professionals. Personnel in the firm’s Business Valuation Group have collectively over 40 years of valuation and other investment related experience. Such experience is broadly based both in terms of industries and kinds of transactions opined on.

          Under the terms of our agreement with Weiser LLP, they have received a fee of $35,000 plus reimbursement of its reasonable out-of-pocket and incidental expenses. This fee was recommended by Weiser LLP and the Special Committee approved it. Additionally, Weiser LLP has issued to the Special Committee an opinion dated May 19, 2008 as to the fairness, from a financial point of view, of the cash consideration to be paid to unaffiliated stockholders in exchange for their fractional shares.

          Weiser LLP conducted the following studies and analyses to value the Company:

•	Guideline Public Company Valuation

•	Comparable Acquisition Transaction Valuation

•	Control Premium Study

•	Discounted Cash Flow Analysis

•	Asset-Based Analysis

          In conducting their analyses, Weiser LLP had among other things analyzed the financial terms and conditions of the proposed Reverse Stock Split, analyzed the Company’s publicly available financial information, analyzed economic and industry data relating to the Company’s current and future projections, analyzed historical market prices and trading volume, conducted interviews with senior management of the Company and analyzed internal financial information and other data relating to the business and financial prospects of the Company, including the fiscal years 2009-2012 financial projections. Weiser LLP noted that the Company is solely dependent on the continued financing of Robert A. Levinson, has lost a substantial portion of the sales generated by one of its largest customers and does not have a business plan to cause a positive change.

          Under the Guideline Public Company Valuation, which applies trading multiples of other public traded companies to the subject company to derive an indication of value, Weiser LLP calculated enterprise value to revenues and EBITDA multiples for the public companies and compared them to the multiples of the Company. The Company’s multiples were higher than, or at the high end of the range of those of the comparable companies using its quoted market price of $0.20 per share as of May 19, 2008. Weiser LLP concluded that using the median multiples of other, publicly traded companies and applying it to the Company’s financial performance results in the conclusion that the Common Stock has little or no value.

          Under the Comparable Acquisition Transaction Valuation, transactions involving target companies operating in industries similar to those of the Company are analyzed. Consideration is given to similarity in capital structure, operations, size and profitability, as well as other operating characteristics of the target companies. Weiser LLP identified 16 similar acquisition transactions since 1994, the median multiples were .32 times revenues and 2.37 times EBITDA. Weiser LLP concluded that using these multiples, the Company’s Common Stock has little or no value.

          Under the Premium for Control method of valuation, Weiser LLP analyzed 26 “going private” transactions occurring since 2005 calculating the acquisition price as a premium to the closing share price on the day prior to the announcement of the transactions. The analysis indicated that the percentage premium paid in these transactions ranged from a high of 112.5% to a low of 2.5% with a median percentage premium of 19.5%. Weiser LLP concluded based on this analysis, notwithstanding the trading history of the Company’s Common Stock and the Company’s illiquid financial condition, a premium of 19.5% applied to its market price of $0.20 per share results in a merger price of $0.24 per share (rounded) on the valuation date.

          Under the Discounted Cash Flow Analysis an explicit projection of future cash flows, over a reasonably foreseeable period is converted to value using a discount rate based on risks associated with achieving the projected cash flows and a terminal value is estimated based on an exit multiple of EBITDA in the last or terminal year of the projection. Based on the discounted cash flow analysis, the Common Stock has little or no value.

          Under the Asset-Based Analysis based on December 31, 2007 data, the Company’s Common Stock was negative, as such this approach did not yield positive value.

          Under all the valuation analyses, except the quoted market price, Weiser LLP concluded that the Company’s Common Stock is worthless.

          On May 19, 2008, the bid price was $0.16 per share and the ask price was $0.20 per share. As the market for the Company’s common stock is limited, and given the results of the other analyses above, Weiser concluded that the bid price of $0.16 per share is fair consideration, from a financial point of view, to unaffiliated stockholders for their pre-split shares.

          THE FULL TEXT OF THE FINANCIAL ADVISOR’S WRITTEN OPINION IS ATTACHED AS EXHIBIT B AND SHOULD BE READ CAREFULLY IN ITS ENTIRETY. THE FINANCIAL ADVISOR’S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE AND RELATES ONLY TO THE FAIRNESS OF THE REVERSE STOCK SPLIT FROM A FINANCIAL POINT OF VIEW, DOES NOT ADDRESS ANY OTHER ASPECT OF THE REVERSE STOCK SPLIT OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO THE REVERSE STOCK SPLIT OR ANY OTHER MATTER BEING VOTED UPON BY OUR STOCKHOLDERS.

Alternative Transactions Considered

          In making the determination to submit the Reverse Stock Split for approval by our stockholders, the Board of Directors considered the feasibility of certain other alternative transactions, as described below, each of which was ultimately rejected because of its disadvantages:

•

Issuer Tender Offer. The Board of Directors considered the feasibility of an issuer tender offer to repurchase the shares of our Common Stock held by our unaffiliated stockholders. A principal disadvantage of this type of transaction relates to our ability to contact all record holders of the Company. Due to the relative large number of record holders of the Company, the Board of Directors did not believe that enough of the outstanding stockholders of the Company would respond to such tender. Moreover, the rules regarding the treatment of our stockholders in a tender offer, including pro-rata acceptance of offers from our stockholders, make it difficult to ensure that we would be able to significantly reduce the number of holders of record to a level below 300.

•

Maintaining The Status Quo. Our Board of Directors considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public reporting company status. See “Summary Term Sheet—WHAT ARE SOME OF THE REASONS FOR DELISTING AND DEREGISTERING NOW?”.

•

Possible Sale of The Company. Our Board of Directors also considered selling the Company. The Board of Directors considered the feasibility of this possibility and determined it was impractical given the low value of the Company and the inability to obtain any interested buyers.

Fairness Of The Reverse Stock Split

          The Special Committee has fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Stock Split and has unanimously determined (including by directors who are not our employees) that the transaction is in our best interests and is substantively and procedurally fair to the unaffiliated stockholders. Most directly, the price at which our stockholders will receive for their fractional shares being cashed out is at a premium at which our Common Stock is now trading.

          The Reverse Stock Split does not require the approval of a majority of our unaffiliated stockholders. Despite the foregoing, the Special Committee believes that the Reverse Stock Split is substantively and procedurally fair to each differently-impacted group of stockholders - those unaffiliated stockholders who will be cashed-out and those affiliated and unaffiliated stockholders who will be Continuing Stockholders - due to: (i) the requirement that the proposal receive a majority vote, (ii) the fair price for the shares being cashed out, and (iii) the possibility, although not the assurance, that the unaffiliated stockholders, by taking the steps described in the answers under “Questions and Answers about the Meeting and Proposals,” may be able to change their status from Cashed Out Stockholder to Continuing Stockholder (or vice versa) as they see fit. Further, Continuing Stockholders have the advantage of continuing as stockholders in a company that will not be subject to the costs associated with being a public company. These savings should decrease our ongoing expenses.

          In evaluating the fairness of the Reverse Stock Split with respect to the unaffiliated stockholders in particular, our Special Committee also noted that the transaction would not differentiate among stockholders on the basis of affiliate status. The sole determining factor in whether a stockholder will become a Cashed Out Stockholder or a Continuing Stockholder as a result of the Reverse Stock Split is the number of shares held by such stockholder immediately before the Effective Date.

          Our Board of Directors and the Special Committee considered the advantages and disadvantages of the Reverse Stock Split discussed in the sections “Advantages of the Proposal” and “Disadvantages of the Proposal” in reaching its conclusion as to the substantive and procedural fairness of the Reverse Stock Split to our unaffiliated stockholders. The Special Committee did not assign specific weight to each advantage and disadvantage in a formulaic fashion. However, the Special Committee noted in their analysis that the Company is solely dependent on the ongoing financial support of Robert A. Levinson, the Company’s President and Chief Executive Officer (and owner of approximately 30% of the Common Stock and approximately 99% of the Preferred Stock of the Company) in order to continue its operations; the Company historically had extremely limited trading activity and coupled with the relatively large costs associated with remaining a public company supported the conclusion that the Company needed to effectuate a Reverse Stock Split.

          We have not made any special provision in connection with the Reverse Stock Split to grant stockholders access to our corporate files or to obtain counsel or appraisal services at our expense. Neither the Special Committee nor the Board of Directors determined that these steps were necessary to ensure the fairness of the Reverse Stock Split. In particular, the Board of Directors determined that such steps would be costly, time consuming and would not provide any meaningful additional benefits. Additionally, the Board of Directors believes that this Proxy Statement, together with our other filings with the SEC, provide adequate information for our stockholders to make an informed decision with respect to the transaction.

Special Interests Of Affiliated Persons In The Transaction

          In considering the recommendation of our Board of Directors and the Special Committee with respect to the Reverse Stock Split, our stockholders should be aware that our Chief Executive Officer and Chairman, Robert A. Levinson has interests in the transaction, which are in addition to, or may be different from, our stockholders generally. These interests may create potential conflicts of interest including, but not limited to, the significant increase in legal exposure for members of boards of directors of public reporting companies, especially in the aftermath of recent legislation and related regulations. While there are still significant controls, regulations and liabilities for directors and executives officers of unregistered companies, the legal exposure for the members of our Board of Directors and our executive officers will be reduced after the Reverse Stock Split.

          Mr. Levinson holds approximately 30% of our outstanding shares of Common Stock and 99% of our Preferred Stock, as of the record date, and has indicated that he will vote his shares in favor of authorizing the Reverse Stock Split. The Company is solely dependent on the continued financing by Mr. Levinson. While Mr. Levinson has not made any binding commitment so to vote his shares, he is expected vote in favor of the Reverse Stock Split means that the passage of the resolution is highly likely.

Federal Income Tax Consequences

          Summarized below are material federal income tax consequences to us and to our stockholders resulting from the Reverse Stock Split, if consummated. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, more commonly referred to as the Code, the Treasury Regulations issued pursuant thereto, and published rulings and court decisions in effect as of the date hereof, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Code, other applicable statutes, Treasury Regulations and proposed Treasury Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. No assurance can be given that any such changes will not adversely affect the federal income tax consequences of the Reverse Stock Split.

          This summary does not address all aspects of the possible federal income tax consequences of the Reverse Stock Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances nor to our stockholders subject to special treatment under the federal income tax laws (including, but not limited to, tax exempt entities, life insurance companies, banks or financial institutions, broker-dealers, traders or dealers in securities, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold our Common Stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse Stock Split under any state, local or foreign tax laws.

          We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to our stockholders as a result of the Reverse Stock Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

          This summary assumes that your functional currency for U.S. federal tax purposes is the U.S. dollar and that you are one of the following: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. This summary also assumes that you have held and will continue to hold your shares as capital assets for federal income tax purposes.

          You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

          We believe that the Reverse Stock Split will be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to us or to our stockholders who do not receive cash in the transaction. However, if you are receiving cash in the transaction, you may not qualify for tax-free “recapitalization” treatment for federal income tax purposes.

Stockholders Who Do Not Receive Cash In Connection With The Reverse Stock Split

          If you (1) continue to hold Common Stock directly immediately after the Reverse Stock Split, and (2) you receive no cash as a result of the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of our Common Stock held immediately after the Reverse Stock Split will be equal to your aggregate adjusted tax basis in such shares held immediately prior to the Reverse Stock Split and you will have the same holding period or periods in your Common Stock as you had in such Common Stock immediately prior to the Reverse Stock Split.

Stockholders Who Receive Cash in Connection with the Reverse Stock Split

          If you (1) receive cash in exchange for fractional shares as a result of the Reverse Stock Split, (2) you do not continue to hold any Common Stock directly immediately after the Reverse Stock Split, and (3) you are not related to any person or entity that holds Common Stock immediately after the Reverse Stock Split, you will recognize capital gain or loss on the Reverse Stock Split for federal income tax purposes, with such gain measured by the difference between the cash you received for your cashed-out shares and your aggregate adjusted tax basis in such Common Stock.

          If you receive cash in exchange for fractional shares of our Common Stock as a result of the Reverse Stock Split, but either continue to directly own stock immediately after the Reverse Stock Split, or are related to a person or entity who continues to hold stock immediately after the Reverse Stock Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is “not essentially equivalent to a dividend,” or constitutes a “substantially disproportionate redemption of stock,” as described below.

•

“Not Essentially Equivalent to a Dividend.” You will satisfy the “not essentially equivalent to a dividend” test if the reduction in your proportionate interest in us resulting from the Reverse Stock Split (taking into account for this purpose the Common Stock owned by persons related to you) is considered a “meaningful reduction” given your particular facts and circumstances. In other cases, the Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of a corporation will satisfy this test.

•

“Substantially Disproportionate Redemption of Stock.” The receipt of cash in the Reverse Stock Split will be a “substantially disproportionate redemption of stock” for you if the percentage of the outstanding shares of our Common Stock owned by you (and by persons related to you) immediately after the Reverse Stock Split is (a) less than 50% of all outstanding shares and (b) less than 80% of the percentage of shares of our Common Stock owned by you immediately before the Reverse Stock Split.

          In applying these tests, you will be treated as owning shares of our Common Stock actually or constructively owned by certain individuals and entities related to you. If your receipt of cash in exchange for Common Stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See “Capital Gain and Loss” and “Special Rate for Certain Dividends,” below.

          If you receive cash in exchange for fractional shares and you continue to hold Common Stock, it is possible that the cash you receive will not be treated as cash that is distributed merely as a means of rounding off fractional shares but rather as an integral part of the transaction. If your cash distribution were so treated, you may be treated as having received cash (in addition to shares of stock) in the recapitalization (as opposed to being treated as having received the cash after the recapitalization in exchange for fractional shares) and you would be required to recognize gain for U.S. federal income tax purposes equal to the lesser of the total gain you realize in the recapitalization or the cash you receive. If your tax basis in each of your pre-split shares of Common Stock was equal to or greater than $0.16, assuming each share of Common Stock you receive in the exchange represents (and only has the value of) 300,000 old shares of Common Stock with a value of $0.16 per share, you should not realize any gain in the exchange. If you are a remaining stockholder who receives cash, please consult your tax advisor as to your tax treatment of the cash you receive.

Capital Gain and Loss

          For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

          In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate Stockholder, (ii) you have held the shares of our Common Stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

Backup Withholding

          Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the Transfer Agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each Stockholder to deliver such information when the Common Stock certificates are surrendered following the Effective Date of the Reverse Stock Split. Failure to provide such information may result in backup withholding at a rate of 28%.

          As explained above, the amounts paid to you as a result of the Reverse Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

          THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IS GENERAL AND DOES NOT INCLUDE ALL CONSEQUENCES TO EVERY STOCKHOLDER UNDER FEDERAL, STATE, LOCAL, OR FOREIGN TAX LAWS. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Meeting and Voting Information

          All shares of the Common Stock and Preferred Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted at the Special Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted FOR the approval of the Reverse Stock Split. You may receive more than one proxy card depending on how your shares are held. For example, you may hold some of your shares individually, some jointly with your spouse and some in trust for your children – in which case you will receive three separate proxy cards to vote. The Company does not know of any matters, other than those described in the Notice of Special Meeting, that are to come before the Special Meeting. If any other matters are properly presented at the Special Meeting for action, the Board of Directors, as proxy for the stockholder, will have the discretion to vote on such matters in accordance with its best judgment.

Time and Place

          The Special Meeting will be held at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, NY 10022 on August 27, 2008 at 10:00 a.m.

Revoking Your Proxy

          A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with Pramila Devi Shaheed, Chief Financial Officer of the Company, in writing at 110 West 40th Street, New York, New York 10018 at or before the Special Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to Company at or before the Special Meeting; or (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute revocation of a proxy).

Record Date

          Only stockholders of record at the close of business on July 31, 2008 are entitled to vote at the Special Meeting. Each stockholder will be entitled to cast one vote for each share of Company Common Stock they own and one vote for every five shares of Preferred Stock they own. According to the Company’s records, there are 6,242,882 votes entitled to be cast at the Special Meeting as of June 12, 2008, consisting of 5,331,881 votes entitled to be cast by holders of Common Stock and 911,011 votes entitled to be cast by holders of Preferred Stock.

Quorum and Required Vote

          The holders of a majority of the outstanding voting power of the stock of the Company, present in person or represented by proxy, will constitute a quorum for purposes of the Special Meeting. Proxies marked to abstain and broker non-votes will be counted for purposes of determining a quorum.

          Under Delaware law, the affirmative vote of at least a majority of the issued and outstanding shares of the voting stock of the Company is necessary to approve the Reverse Stock Split. Robert A. Levinson, the Company’s Chairman and Chief Executive Officer who owns approximately 30% of the shares of Common Stock and 99% of the Preferred Stock (representing approximately 41% of the Company’s outstanding voting power) has indicated that he will vote in favor of the Reverse Stock Split. Stockholders holding shares of the Company in “street name” should review the information provided to them by their nominee (such as a broker or bank). This information will describe the procedures to follow to instruct the nominee how to vote the street name shares and how to revoke previously given instructions. The proposal to approve the Reverse Stock Split is a “non-discretionary” item, meaning that nominees cannot vote shares in their discretion on behalf of a client if the client has not given them voting instructions. Shares held in street name that are not voted by brokerage firms or other nominees are referred to as “broker non-votes.” Because the affirmative vote of a majority of the outstanding shares is necessary to approve the Reverse Stock Split, broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the Reverse Stock Split.

          The Board urges you to complete, date and sign the enclosed proxy and to return it promptly in the enclosed postage prepaid envelope so that a quorum can be assured for the Special Meeting and shares can be voted as you wish.

Appraisal Rights

          Under the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation and our Bylaws, our stockholders are not entitled to appraisal rights. We are not aware of any similar rights available under any applicable law, regulation, custom or contract to security holders who object to the transaction.

Costs/Source of Funds And Expenses

          Based on estimates of the record ownership of shares of our Common Stock, the number of shares outstanding and other information as of June 12, 2008 and assuming that approximately 3,346,355 shares are cashed out, we estimate that the total funds required to consummate the Reverse Stock Split will be at least $800,417, of which approximately $535,417 will be used to pay the consideration to stockholders entitled to receive cash for their shares of our Common Stock and $265,000 will be used to pay the costs of the reverse stock split, as follows:

Purchase of Fractional Shares	$535,417
Legal fees and expenses	$200,000
Weiser LLP Fairness Opinion	$35,000
Mailing costs and transfer agent fees	$30,000

$800,417

          Robert A. Levinson has advised the Special Committee that it is his intent to advance funds to the Company to fund the Reverse Split and other expenses described above, to the extent such advances are necessary. Mr. Levinson intends to fund this advance through a secured loan to him from J.P. Morgan Chase Bank N.A (“JP Morgan”), pursuant to a facility documented by a Grid Time Promissory Note (the “Levinson Note”), dated as of March 19, 2008, between JP Morgan. and Mr. Levinson. Under the Levinson Note, JPMorgan has not made a commitment to lend and advances under the Levinson Note are made at JPMorgan’s discretion. In the event that JP Morgan elects not to make such advances for any reason, Mr. Levinson intends to advance his own funds to the Company, if such advances are necessary. A copy of the Levinson Note has been filed as Exhibit (b)(1) to the Schedule 13E-3 filed concurrently with this Proxy Statement.

Recommendation of Our Board Of Directors

          Our Board of Directors has unanimously determined that the Reverse Stock Split is substantively and procedurally fair to, and in the best interests of, us and our unaffiliated stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REVERSE STOCK SPLIT.

          Please note that voting “FOR” the proposal does not mean that the Reverse Stock Split will be consummated. By voting “FOR” the proposal, you are giving our Board of Directors the discretion to reject (and not implement) the Reverse Stock Split. If for any reason the Reverse Stock Split is not approved, or, if approved, not implemented, the shares of our Common Stock will not be deregistered under the Exchange Act or no longer quoted by the OTCBB, unless and until such time as we are eligible to do so and our Board of Directors decides to do so.

          Because Robert A. Levinson, who owns approximately 30% of our outstanding shares of Common Stock and 99% of the Preferred Stock (which represents, in the aggregate, approximately 41% of the outstanding voting power of the Company) and is the Chairman, President and Chief Executive Officer of the Company, is expected to vote in favor of the Reverse Stock Split, its passage is expected, though not assured. Accordingly, we anticipate that few, if any, stockholders will actually attend the meeting in person. While one or more of the directors will be available at the meeting to answer stockholder questions, we do not intend to present additional information concerning the proposal at the Special Meeting. Even if you decide to attend the Special Meeting in person, which you are free to do, we urge you to sign and date the enclosed Proxy and return it promptly to us in the enclosed envelope (which requires no additional postage if mailed in the United States). Mailing in your Proxy to us will not affect your right to vote in person if you attend the Special Meeting or to change your Proxy any time before the Special Meeting.

MARKET FOR REGISTRANT’S COMMON EQUITY, RELATED STOCKHOLDER
MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES.

Market Information for our Common Stock

The Company’s common stock is traded on the Over The Counter Bulletin Board under the symbol “LEVC.OB.” The common stock is thinly traded and no established liquid trading market currently exists therefore.

The following table sets forth the range of high and low bids of the Company’s common stock for the calendar quarters indicated.

2008	High	Low

First Quarter	$.40	$.25
Second Quarter (as of June 23, 2008)	.40	.15

2007	High	Low

First Quarter	$.56	$.32
Second Quarter	.40	.25
Third Quarter	.35	.25
Fourth Quarter	.35	.20

2006	High	Low

First Quarter	$1.25	$.80
Second Quarter	.90	.58
Third Quarter	.80	.51
Fourth Quarter	.51	.28

Holders of Record

          As of June 12, 2008 there were approximately 6,299 holders of record of Company common stock.

Dividend Policy

          The Company has not paid any cash dividends on shares of its common stock and has no present intention to declare or pay cash common stock dividends in the foreseeable future. The Company is restricted under the financing arrangements it has with CIT Group/Financial Services, Inc. (“CIT”) from declaring or paying dividends on its common stock without first obtaining CIT’s consent. Future dividends, if any, will be determined by our Board of Directors.

THE COMPANY

General Information

          The Company was incorporated in 1964 as Pantepec International, Inc. under the laws of the Islands of Bermuda and was reorganized in 1967 under the laws of the State of Delaware. In 1995, Pantepec International, Inc. changed its name to Levcor International, Inc. Our executive offices are located at 110 West 40th Street, New York, New York 10018 and our telephone number is (212) 354-8500.

          In 2003, the Company acquired by merger Carlyle Industries, Inc. (“Carlyle”). This acquisition formed the basis of the Company’s craft business, which constitutes all of its current operations.

Our Directors and Officers

          Robert A. Levinson, age 82, has been Chairman of the Board and President of the Company, and its Chief Executive Officer, since June 1989. From June 1989 to January 2003, he also served as Secretary and Principal Financial Officer of the Company. Mr. Levinson served as Chairman of the Board, President and Chief Executive Officer of Carlyle Industries, Inc. (“Carlyle”), which the Company acquired by merger in 2003, from May 1998 to January 2003. From 1979 until May 1, 1995, Mr. Levinson was Chairman of the Board of Andrex Industries Corp., a company engaged in textile manufacturing and processing. Mr. Levinson is a member of the Board of the National Committee on U.S. China Relations and the World Policy Institute at New School University.

          Pramila Devi Shaheed, age 54, has been the Chief Financial Officer and Secretary of the Company since May 2007. Prior to then, Ms. Shaheed began her affiliation with the Company in September 2000 as Controller of Westwater Industries, Inc., a subsidiary of Carlyle. In May 2004, Ms. Shaheed became the Corporate Controller of the Company.

          Giandomenico Picco, age 60, has been a director of the Company since January 6, 2003. Mr. Picco served as a director of Carlyle from May 2000 until January 2003. Since 1994, Mr. Picco has served as Chief Executive Officer of GDP Associates, Inc., a consulting company to industrial corporations. Mr. Picco currently serves as President of the Non-Governmental Peace Strategies Project, a Geneva, Switzerland non-profit institute aimed at devising new vehicles for the private sector to support peace efforts.

          John McConnaughy, age 78, has been a director of the Company since June 1989. He is Chairman and Chief Executive Officer of JEMC Corporation, a company engaged in exploring investment opportunities. From 1981 until his retirement in 1992, Mr. McConnaughy was Chairman of the Board and Chief Executive Officer of GEO International Corporation, a company engaged in screen-printing and oil services. From 1985 until his retirement in 1992, Mr. McConnaughy also served as President of GEO International Corporation. Mr. McConnaughy is Chairman of the Board of the Excellence Group, LLC, which filed a petition for bankruptcy under Chapter 11 of the Bankruptcy Code on January 13, 1999. The Excellence Group’s subsidiaries produced labels for a variety of customers. Mr. McConnaughy serves as a director of Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc. and Arrow Resources Development, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

          The following table sets forth certain information as of June 12, 2008 regarding the ownership of equity securities by (i) each person who is known to the management of the Company to have been the beneficial owner of more than 5% of the outstanding shares of the Company’s equity securities, (ii) each director and nominee for director, (iii) the Named Executive Officers and (iv) all directors and executive officers of the Company as a group.

	Common Stock			Preferred Stock			Total

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		% of Class	Amount and Nature of Beneficial Ownership		% of Class	% Total Voting Power

GAMCO Investors, Inc.
Corporate Center
Rye, New York 10580	292,877	(1)	5.49%	—		—	4.7%

Robert A. Levinson
110 West 40th Street
New York, New York 10018	1,653,526	(2)	30.80%	4,529,833	(3)	99.4%	41%

Roger L. and Theresa S. Hueglin
11 Blueberry Hill Road
Wilton, Connecticut 06897	332,000	(4)	6.22%				5.32%

Pramila D Shaheed
c/o Blumenthal/Lansing, LLC
1 Palmer Terrace
Carlstadt, New Jersey 07072	10,000	(5)	*	—		—	*

John McConnaughy
1011 High Ridge Road
Stamford, Connecticut 06905	60,557	(6)	1.13%	—		—	*

Giandomenico Picco
c/o GDP Associates
300 Main Street, 6th Floor
Stamford, CT 06901	1,000		*	—		—	*

All directors and executive officers as a group (4 persons)	1,725,083	(7)	32.06%	4,529,833		99.4	42.1%

*	Less than one percent (1%).

(1)

Represents shares held by GAMCO Investors, Inc. and various other entities which are directly or indirectly controlled by Mario J. Gabelli and for which he acts as chief investment officer, including registered investment companies and pension plans. This information is based solely upon the contents of a filing on Schedule 13D/A dated January 5, 2006, made by Mario J. Gabelli and related entities with the Securities and Exchange Commission.

(2)

Includes: (i) 557,999 shares held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power; (ii) 15,000 shares held by three trusts for the benefit of Mr. Levinson’s children, as to all of which trusts Mr. Levinson serves as co-trustee; and (iii) 35,000 shares subject to currently exercisable stock options.

(3)	Includes 4,479,485 shares of Series A Preferred Stock held by Swenvest Corporation, as to which Mr. Levinson has sole voting and investment power.

(4)	This information is based solely upon the contents of a filing on Schedule 13G/A dated December, 28, 2007, made by Roger L. and Theresa S. Hueglin.

(5)	Represents 10,000 shares subject to currently exercisable stock options.

(6)	Includes 3,300 shares subject to currently exercisable stock options.

(7)	Includes 48,300 shares subject to currently exercisable stock options.

Certain Relationships and Related Transactions

          On January 6, 2003, the Company completed its acquisition of Carlyle. In the merger each five shares of Carlyle common stock were converted into one share of Common Stock and each share of Carlyle Series B preferred stock was converted into one share of the Company’s Series A Preferred Stock, par value $0.01 per share. In addition, the Company assumed Carlyle stock options which became options to purchase approximately 220,000 shares of Common Stock. The merger was accounted for as a reverse acquisition. The purchase price, exclusive of assumed liabilities, was valued at approximately $6.8 million. Liabilities of approximately $5.7 million were also assumed.

          Prior to the merger, Mr. Levinson served as the Chairman of the Board, President, Secretary and Principal Financial Officer of the Company while also serving as the Chairman of the Board, President and Chief Executive Officer of Carlyle. Prior to the merger, Mr. Levinson was entitled to exercise approximately 32% of the voting power of Common Stock and approximately 39.9% of the voting power of the Carlyle capital stock entitled to vote at the respective meetings.

          Mr. Levinson’s employment agreement with Carlyle, which by operation of law is now an obligation of the Company (the “Employment Agreement”), commenced on January 1, 1999, continuing for a period of one year (the “Term of Employment”). The Employment Agreement allows for the Term of Employment to be renewed annually automatically thereafter, unless Mr. Levinson or the Company gives not less than thirty days written notice to the other. No such notice has been given. In addition, the Employment Agreement currently provides for a base salary of $200,000 per year (subject to increases as may be approved by the Board from time to time). If Mr. Levinson’s employment is terminated without cause, Mr. Levinson would be entitled to receive the Base Salary for a period equal to the remainder of the Term of Employment. Further, in the event of a change in control of the Company, Mr. Levinson would be entitled to a lump sum severance payment generally equal to 2.99 times his average annual compensation for the five calendar years preceding the calendar year during which a change in control occurred. Mr. Levinson agreed to waive such provision in connection with the merger with Carlyle.

Loans and Guarantees

          As of December 31, 2007 and June 12, 2008, the Company owed Mr. Levinson $350,000 and $305,000, respectively, and accrued interest of $639,000 and $648,000, respectively. As of June 12, 2008, the loans, together with the accrued interest, have been classified as a short-term obligation. Mr. Levinson has promised not to demand payment until January 6, 2009. Mr. Levinson reaffirmed this undertaking in writing in a commitment letter dated March 24, 2008.

          Additionally, Mr. Levinson has also provided certain collateral guaranteeing the Company’s obligations under the $3.2 million loan from JPMorgan pursuant to a promissory note due January 5, 2009, as amended. The first $3.0 million of the note bears interest at a fixed rate per annum (the “Eurodollar Rate”) equal to the Adjusted LIBOR rate applicable to such note plus 0.75% and the remaining $200,000 bears interest at Chase Bank N.A. prime rate. The interest rate on the first $3.0 million of the note at December 31, 2007 was 6.14%, and 7.25% on the remaining balance of $200,000. As of June 12, 2008 the Eurodollar Rate was 3.59%, and applied to the entire $3.2 million balance. Mr. Levinson has also provided certain collateral guaranteeing the Company’s obligations under a financing arrangement with CIT, pursuant to which CIT has agreed to make an aggregate of $7,500,000 available to the Company and its subsidiaries.

          Robert A. Levinson has advised the Special Committee that it is his intent to advance funds to the Company to fund the Reverse Split and other expenses described above, to the extent such advances are necessary. Mr. Levinson intends to borrow these funds from JP Morgan, pursuant to a facility documented by the Levinson Note. Under the Levinson Note, JPMorgan has not made a commitment to lend and advances under the Levinson Note are made at JPMorgan’s discretion. In the event that JP Morgan elects not to make such advances for any reason, Mr. Levinson intends to advance his own funds to the Company, if such advances are necessary. A copy of the Levinson Note has been filed as Exhibit (b)(1) to the Schedule 13E-3 filed concurrently with this Proxy Statement.

Pro-Forma Financial Statements

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
LEVCOR INTERNATIONAL, INC. AND SUBSIDIARIES
MARCH 31, 2008
(IN THOUSANDS)

	As Reported	Proforma Adjustments		Pro Forma

Cash	$87	$70		$157
Other current assets	8,046	—		8,046
Other assets	4,656	—		4,656

Total Assets	$12,789	70		12,859

Revolving loan and current maturities of long-term debt	$9,324	$—		$9,324

Stockholder loans and accrued interest	994	812	(1)&(5)	1,806
Other liabilities	10,415	—		10,415

Total Liabilities	20,733	812		21,545

Common stock	54	(54	)(2)	—

Additional paid-in capital	33,235	(481	)(2)&(3)	32,754
Accumulated deficit	(39,889)	(207)		(40,096)
Accumulated other comprehensive loss	(1,344)	—		(1,344)

Total stockholders deficit	(7,944)	(742)		(8,686)

Total liabilities and stockholders’ deficit	$12,789	$70		$12,859

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
LEVCOR INTERNATIONAL, INC. AND SUBSIDIARIES
THREE MONTHS ENDED MARCH 31, 2008
(IN THOUSANDS, EXCEPT PER SHARE AND SHARE DATA)

	As Reported	Pro Forma Adjustments		Pro Forma

Net Sales	$4,634	—		4,634
Cost of goods sold	3,030	—		3,030

Gross Profit	1,604	—		1,604
Selling, general and administrative expenses	1,153	195	(4)	1,348

Income before interest, preferred dividends and income tax expense	451	(195)		256

Interest expense	171	12	(5)	183
Dividends on mandatorily redeemable stock	79	—		79

Income (loss) before income taxes	201	(207)		(6)

Income taxes	2	—		2

Net income	$199	$(207)		$(8)

Basic and diluted earnings per share	$0.04			$(1,333.33)

Weighted average number of shares, basic and diluted	5,331,881		(6)	6

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
LEVCOR INTERNATIONAL, INC. AND SUBSIDIARIES
YEAR ENDED DECEMBER 31, 2007
(IN THOUSANDS, EXCEPT PER SHARE AND PER SHARE DATA)

	As Reported	Pro Forma Adjustments		Pro Forma

Net Sales	$19,385	$—		$19,385
Cost of goods sold	13,320	—		13,320

Gross Profit	6,065	—		6,065
Selling, general and administrative expenses	4,805	(10	)(7)	4,795

Income before interest, preferred dividends and income tax expense	1,260	10		1,270

Interest expense	839	48	(5)	887
Dividends on mandatorily redeemable stock	302	—		302

Income (loss) before income taxes benefit	119	(38)		81

Income tax benefit	(6)	—		(6)

Net income	$125	$(38)		$87

Basic and diluted earnings per share	$0.02			$14,500.00

Weighted average number of shares, basic and diluted	5,331,881		(6)	6

(1)	This adjustment represents the stockholder loan of $800,000 to fund the going dark transaction.

(2)	This adjustment represents the exchange of 1 share for each 300,000 shares (reverse stock split).

(3)	This adjustment represents the repurchase of shares.

(4)	This adjustment represents the direct and estimated costs to be incurred in completing the reverse stock split of $265,000, which was offset by estimated cost savings of $70,000.

(4)	Interest on stockholder loan.

(5)	This adjustment represents the interest on stockholder loan of $12,000 per quarter.

(6)	This adjustment represents the effect of the reverse stock split on weighted average shares.

(7)	This adjustment represents the direct and estimated costs to be incurred in completing the reverse stock split of $265,000 which was offset by offset by estimated cost savings of $275,000.

OTHER MATTERS

Available Information

          Because the Reverse Stock Split will constitute a “going private” transaction, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us and the Reverse Stock Split. Copies of the Schedule 13E-3 are available for inspection and copying at our executive offices during regular business hours by any of our stockholders, or representative of a stockholder who has been so designated in writing, or by request directed to Levcor International, Inc., 110 West 40th Street, New York New York 10018, telephone number (212) 354-8500. The Schedule 13E-3 is also available on the SEC’s website at http://www.sec.gov.

Where You Can Find More Information

          As permitted by the SEC, this Proxy Statement omits certain information contained in the Schedule 13E-3. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection or copying as set forth above. Statements contained in this Proxy Statement or in any document incorporated in this Proxy Statement by reference regarding the contents of any document are not necessarily complete and each of these statements is qualified in its entirety by reference to that document filed as an exhibit with the SEC.

          We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and, therefore, we file annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document filed by us with the SEC at 100 F Street, NE, Washington, D.C. 20549 or may be accessed on the SEC website at www.sec.gov.

          We have incorporated herein by reference the following documents, which have been filed by us with the SEC under the Securities Exchange Act of 1934, as amended.

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007; and

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

Other Matters at the Meeting

          The Board of Directors knows of no other matter to be brought before the Special Meeting. If other matters properly come before the Meeting, the persons named in the accompanying Proxy will vote in accordance with their best judgment the Proxies solicited and received by the Company.

EXHIBIT A

CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LEVCOR INTERNATIONAL, INC.

          Levcor International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

          FIRST: That at a meeting held on August 27, 2008 of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation is as follows:

          SECOND: The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a 1-for-300,000 Reverse Stock Split of the Corporation’s common stock and to provide the Corporation with an option to buy back shares of its common stock proposed to be transferred after the Reverse Stock Split is effective.

          Upon the effectiveness of this Certificate of Amendment, the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“The total number of shares of stock of which the Corporation shall have authority to issue is 10,000,000 shares, consisting of 2,000,000 of shares of Common Stock, $.01 par value per share (the “Common Stock”), and 8,000,000 shares of preferred stock, $.01 par value per share (the Preferred Stock”).

Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, either issued and outstanding or held by the Corporation, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-three hundred thousandth (1/300,000th) of a fully-paid and nonassessable share of Common Stock, provided that no fractional shares shall be issued to any registered holder of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash $.16 for each share of Common Stock held by any registered holder of fewer than 300,000 shares of Common Stock, or multiples thereof, immediately before the time this amendment becomes effective.”

          THIRD: That pursuant to the resolutions of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the special meeting of stockholders held on August 27, 2008 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

A-1

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Levcor International, Inc. on this ______ day of ________, 2008.

Robert A. Levinson
President and Chief Executive Officer

A-2

EXHIBIT B

Fairness Opinion

May 19, 2008

Special Committee to the Board of Directors
Levcor International Inc.
110 West 40th Street
New York, NY 10018

Re: Fairness Opinion-Opinion of the Special Committee’s Financial Advisor

Dear Members of the Special Committee:

We understand that Levcor International (“Levcor” or the “Company”), a Delaware corporation, intends to effect a 1-for-300,000 reverse stock split. Following the reverse stock split, the Company would expect to take action to deregister its common stock under the Securities Exchange Act of 1934, as amended (the “Transaction”). As a result of the Transaction, (a) each shareholder owning less than 300,000 shares before the Transaction will receive from the Company $0.16 in cash for each of such shareholder’s pre-split shares (the “Transaction Consideration”); and (b) each share of the common stock held by a shareholder owning 300,000 or more shares will continue to represent one share of the Company after completion of the Transaction.

Weiser LLP (“Weiser”) has been engaged by the Special Committee of the Board of Directors of Levcor (“Special Committee”) to render an opinion (whether or not favorable) to the Special Committee and the Board of Directors as to whether, from a financial point of view, the Transaction is fair to the unaffiliated shareholders of the Company, which consists of those whose fractional shares would be cashed out as part of the Transaction (the “Opinion”).

DUE DILIGENCE PROCEDURES

In conducting our analyses, for the purpose of this opinion, Weiser has, among other things:

a.	Analyzed the financial terms and conditions of the Transaction

b.	Analyzed publicly available financial information and other data with respect to Levcor including the:

          SEC Forms 10-K for the fiscal years ended December 31, 2003-2007

          Other public filings

c.	Analyzed internal financial information and other data relating to the business and financial prospects of Levcor, including the fiscal years 2009-2012 financial projections

d.	Analyzed economic and industry data as it relates to the Company’s current operations and future projections of operations

e.

Reviewed financial and operating information with respect to certain publicly-traded companies in the hobby, toy and game shops industry, which we believe to be generally comparable to the business of the Company.

f.	Analyzed Levcor’s historical market prices and trading volume

g.	Analyzed acquisition multiples and premiums paid in similar or comparable going-private transactions

h.	Reviewed the annual cost savings projected by management achieved through delisting and deregistration

i.	Conducted interviews with senior management of Levcor to discuss the historic, current and future prospects of the Company

j.	Performed other studies and analyses and considered such other information, as we deemed necessary or appropriate

We have relied upon and assumed, without independent verification, the accuracy, completeness and reasonableness of the financial, legal, tax, and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering an opinion. In addition, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. We have further relied upon the assurances and representation from senior management of Levcor that they are unaware of any facts that would make the information provided to us to be incomplete or misleading for the purposes of our Opinion. We have not assumed responsibility for any independent verification of this information nor have we assumed any obligation to verify this information.

We have not conducted a physical inspection of the properties or facilities of Levcor or made any independent valuation or appraisal of the assets, liabilities, patents or intellectual property of Levcor, nor have we been furnished with any such valuations or appraisals. Further, Weiser’s analysis does not address the liquidation value of the Company since the Company is a going concern and is not being liquidated. Our opinion is necessarily based upon economic, market and other conditions as they existed and could be evaluated, and the information made available to us, as of the date on this letter. We disclaim any obligation to advise the Special Committee or any person of any change in any fact or matter affecting our Opinion, which may come or be brought to our attention after the date of this Opinion.

Weiser assumes, with the consent of the Company, that the Transaction will be consummated in accordance with the terms described to Weiser and as generally set forth in the proposed proxy statement (Schedule 14A), without any further amendments thereto, and without material changes to any of the conditions to any obligations or, in the alternative, that any such amendments, revisions or changes thereto will not be detrimental to Levcor.

To the extent applicable for a transaction of this kind, Weiser assumes that the Transaction will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations.

Weiser has not been requested to opine as to, and the Opinion does not in any manner address, the underlying business decision of the Company to proceed with or affect the Transaction. The Opinion does not constitute a recommendation to proceed with the Transaction. The Opinion relates solely to the question of the fairness to unaffiliated shareholders. We are expressing no opinion as to the income tax consequences of the Transaction to the unaffiliated shareholders.

The Opinion is for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any shareholder of the Company. The foregoing in this presentation is not meant to and does not express any opinion as to the value of Levcor for other purposes, such as a sale, merger or liquidation of the Company.

Information that formed a substantial basis for our opinion supplied by Levcor which has not been independently verified, is as follows:

•	Financial terms and conditions of the Transaction

•	Financial projections for years 2009 to 2012

•	Historic, current and future business and financial conditions and prospects of the Company

Each of the analyses conducted by Weiser was carried out to provide a particular perspective of the Transaction. Weiser did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support our Opinion as to the fairness of the Transaction to the unaffiliated shareholders. Weiser does not place any specific reliance or weight on any individual analysis, but instead, concludes that its analyses taken as a whole, supports its conclusion and Opinion. Accordingly, Weiser believes that its analyses must be considered in its entirety and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the processes underlying the analyses performed by Weiser in connection with the preparation of the Opinion.

Weiser has not acted in the capacity of a financial advisor, except to issue this opinion, to any party to the Transaction that is the subject of the Opinion and has and will not receive any compensation that is contingent upon the successful completion of the Transaction.

No material relationships existed in the past two years, that are mutually understood to be contemplated, in which any compensation was received or is intended to be received as a result of the relationship between Weiser, Levcor, and any party to the Transaction that is the subject of the Opinion.

Weiser presented to the Special Committee and the Board of Directors valuations of Levcor reflecting asset, market and income approaches. The Opinion has been approved by the Special Committee.

The Opinion does not express an opinion about the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or the class of such persons, relative to the compensation to the public shareholder of the Company.

The Opinion has been prepared for the information of the Board of Directors of the Company in connection with the Transaction and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of Weiser, except that the Company may include this opinion in its entirety in any disclosure document to be sent to the Company's stockholders or filed with the United States Securities and Exchange Commission relating to the Transaction.

Weiser, an American Institute of Certified Public Accountants member, as part of its audit, accounting and valuation services, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements, bankruptcy, capital restructuring, solvency analyses, stock buybacks, and valuations for corporate and other purposes. Weiser has no prior investment banking relationships with the Company. Weiser has received a non-contingent fee from Levcor relating to its services in providing the Opinion. In an engagement letter dated March 6, 2008, Levcor has agreed to indemnify Weiser with respect to Weiser’s services relating to the Opinion.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Transaction Consideration to be received by the unaffiliated shareholders of the Company, who are those whose fractional shares would be cashed out as part of the Transaction, is fair from a financial point of view, to such shareholders.

Very truly yours,

Weiser LLP

LEVCOR INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby appoints Robert a. Levinson and Pramila Devi Shaheed, and each of them, with full power of substitution, to vote as indicated below, and act with respect to all shares of common stock of Levcor International, Inc., a Delaware corporation (the “Company”),. standing in the name of the undersigned, at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern time, on August 27, 2008, at 10:00 a.m. or at any adjournment thereof, with all the power the undersigned would possess if personally present:

1.

TO APPROVE, SUBJECT TO FINAL ACTION BY OUR BOARD OF DIRECTORS, A 1-TO-300,000 REVERSE STOCK SPLIT OF OUR COMMON STOCK, WITH THE RESULT THAT (I) HOLDINGS PRIOR TO SUCH SPLIT OF FEWER THAN 300,000 SHARES OF COMMON STOCK WILL BE CONVERTED TO A FRACTIONAL SHARE, WHICH WILL THEN BE IMMEDIATELY CANCELLED AND CONVERTED INTO A RIGHT TO RECEIVE THE CASH CONSIDERATION DESCRIBED IN THE PROXY STATEMENT, AND (II) AFTER THESE CANCELLATIONS, WE WILL HAVE FEWER THAN 300 RECORD STOCKHOLDERS ALLOWING US TO DEREGISTER THE COMMON STOCK UNDER THE SECURITIES EXCHANGE ACT OF 1934, AND THUS AVOID THE COSTS ASSOCIATED WITH BEING A PUBLIC REPORTING COMPANY

FOR ☐     AGAINST ☐     ABSTAIN ☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR proposal 1 above.

          Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated _______________________, 2008

Signature

Signature if held jointly

          PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE